Exhibit 99.1

AMENDMENT NO. 1

TO

INDEMNIFICATION AGREEMENT

This Amendment No. 1 (the “Amendment”) dated as of October     , 2006, by and between Kestrel Heat LLC, a Delaware limited liability company (the “Company”) and                      (“Indemnitee”) amends the Indemnification Agreement dated as of July 20, 2006 (the “Indemnification Agreement”) between the Company and the Indemnitee. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indemnification Agreement.

WITNESSETH:

WHEREAS, in order to continue to attract and retain highly qualified persons to serve as officers and directors of the Company, the Company proposes to expand the indemnification rights provided for under the Indemnification Agreement to include indemnification for judgments, penalties, fines and amounts paid in settlement in connection with Proceedings brought by or in the right of the Company or the Partnership, as permitted under the Delaware Limited Liability Company Act.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Indemnitee hereby agree that effective the date hereof:

1. Section 5 of the Indemnification Agreement is hereby replaced in its entirety with the following provision:

Section 5. Proceedings by or in the Right of the Company or the Partnership. Indemnitee shall be entitled to the rights of indemnification provided in this Section if, by reason of his Company Status, he is, or is threatened to be made, a party to any threatened proceeding or completed Proceeding brought by or in the right of the Company or the Partnership to procure a judgment in its favor. Pursuant to this Section, Indemnitee shall be indemnified against Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any such Proceeding or any claim, issue or matter therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and the Partnership, and, with respect to any criminal Proceeding, had no reasonable cause to believe his conduct was unlawful.

2. The Indemnification Agreement, as amended hereby, is and shall continue to be in full force and effect and is in all respects confirmed and ratified.

Execution

The parties hereto have executed this Agreement as of the date first written above.

KESTREL HEAT, LLC

By:
Joseph Cavanaugh Chief Executive Officer

Reimbursement of Kestrel Heat, LLC

Star Gas Partners, L.P. hereby agrees to promptly reimburse Kestrel Heat, LLC for all Expenses paid by Kestrel Heat, LLC to or on behalf of Indemnitee pursuant to the Agreement as amended by the Amendment.

By Star Gas Partners, L.P.
By:	Kestrel Heat, LLC

By:
Joseph Cavanaugh
Chief Executive Officer